UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 31, 2008

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51549

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2008, Timberline Resources Corporation (the “Company”) entered into two convertible notes, one with Ronald Guill, a director of the Company, and his wife, Stacey Guill, and the other with Small Mine Development, LLC (“SMD”), an Idaho limited liability company owned by Mr. Guill. Each of the notes was made for a principal amount of $5 million dollars for an aggregate of $10 million, and both are convertible into the Company’s common stock, as described below. The Company used the proceeds of the notes to pay off the $8.0 million loan (plus any applicable interest) previously provided to the Company by Auramet Trading, LLC (“Auramet”) and described in the Company’s Form 8-K filed on July 3, 2008 (such loan is hereafter referred to as the “Auramet Loan”) and for general working capital purposes.

The Convertible Term Note

On October 31, 2008, the Company entered into a series of agreements with SMD in connection with a $5 million loan from SMD. The loan documents included: a convertible note (the “Convertible Term Note”), a credit agreement (the “Credit Agreement”), a collateral assignment and pledge of stock and security agreement (the “Pledge Agreement”), a security agreement (the “Security Agreement”) and a right of first refusal over the Company’s Butte Highlands property (the “Right of First Refusal”).

The Convertible Term Note has a principal amount of $5.0 million and is secured pursuant to the Security Agreement by a pledge of all of the stock of Timberline Drilling, Inc. (“TDI”), a wholly-owned Company subsidiary incorporated in Idaho, pursuant to the Pledge Agreement, the shares of which were previously pledged to Auramet but were released upon payment of the Auramet Loan on October 31, 2008, and a deed of trust to be entered into covering the Company’s Butte Highlands property in Silver Bow county, Montana (the “Butte Highlands Property”).

Pursuant to the terms of the Credit Agreement, the Convertible Term Note bears interest at 10% annually, compounded monthly, with interest payments due at maturity. The Convertible Term Note is convertible by SMD at any time prior to payment of the note in full, at a conversion price of $1.50 per share. SMD may also convert all or any portion of the outstanding amount under the Convertible Term Note into any equity security other than the Company's common stock issued by the Company at the issuance price. The Convertible Term Note must be repaid on or before October 31, 2010, and may be prepaid in whole or in part at any time without premium or penalty. If the Company defaults on the Convertible Term Note or any of the related agreements, SMD may declare the Convertible Term Note immediately due and payable, and the Company must pay SMD an origination fee in the amount of $50,000.

Under the Right of First Refusal, the Company granted SMD a right of first refusal to purchase the Butte Highlands Property on the same terms as those of any bona fide offer from a third-party upon 60 days’ notice from the Company of any such offer. In addition, the Company granted SMD a right to develop the Butte Highlands Property on the same terms as those of any bona fide offer to develop the property from a third-party upon 60 days’ notice from the Company of any such offer.

The Short-Term Convertible Note

In addition, on October 31, 2008, the Company entered into a short-term convertible note (the “Short-Term Convertible Note”), a subscription agreement (the “Subscription Agreement”), a collateral assignment and pledge of stock and security agreement (the “STN Pledge Agreement”), and a security agreement (the “STN Security Agreement”) with Ronald and Stacey Guill in connection with a loan for $5 million dollars. Upon approval for listing of the shares issuable under the Short-Term Convertible Note from the NYSE Alternext, the Short-Term Convertible Note will be automatically converted into common stock as described below.

The Short-Term Convertible Note principal will automatically convert into 5,555,556 shares of Company stock (valued at $0.90 per share) upon approval of the issuance of the additional shares for listing by NYSE Alternext. All regulatory approvals must be received no later than December 31, 2008. However, if this does not occur by December 31, 2008, then the Short-Term Convertible Note principle and interest shall be come due and payable in full on October 31, 2010. The Short-Term Convertible Note is secured pursuant to the STN Security Agreement by a pledge of all stock of TDI pursuant to the STN Pledge Agreement. The unpaid balance of the Short-Term Convertible Note bears interest at a rate of 10% per year, compounded monthly. The Short-Term Convertible Note may be prepaid in whole or in part at any time without premium or penalty. If the Company defaults under the Short-Term Convertible Note, the STN Security Agreement, or any related agreements, the amount owing under the Short-Term Convertible Note will become immediately due and payable after a 10-day cure period.

Under the Subscription Agreement, Mr. and Mrs. Guill subscribed to purchase 5,555,556 shares of the Company’s common stock at a price of $0.90 per share as “accredited investors” as defined under Regulation D of the Securities Act of 1933, as amended. Should the Company decide to issue and sell any equity securities or securities convertible into equity securities, the Subscription Agreement also obligates the Company to offer a pro rata share of such securities to Mr. and Mrs. Guill on the same terms and conditions as the proposed sale and issuance.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
By:	/s/ Randal Hardy
Randal Hardy Chief Executive Officer, Chief Financial Officer and Director

Date:  November 6, 2008